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                                                                    EXHIBIT 10.7
                     RELEASE AND INDEMNIFICATION AGREEMENT

     THIS AGREEMENT is made as of April 10, 1997, between Cross-Continent Auto Retailers, Inc., a Delaware corporation ("C-CAR"), and R. Douglas Spedding ("RDS") (collectively, the "Parties").

                                    RECITALS

     WHEREAS, by that certain Stock Purchase Agreement dated January 23, 1997, RDS has agreed to sell all of the issued and outstanding shares of capital stock of Toyota West Sales and Service, Inc., a Nevada corporation, and Douglas Toyota, Inc., a Colorado corporation (the "Purchased Corporations"), to C-CAR; and

     WHEREAS, in consummating such transaction, the Purchased Corporations will continue to occupy, pursuant to commercial leases, three parcels of property, one located in Las Vegas, Nevada and two located in Thornton, Colorado; and

     WHEREAS, in conjunction with the stock purchase transaction, C-CAR has agreed to purchase two parcels of real property, one of which is located in unincorporated Adams County, Colorado and owned by RDS, Inc., a Delaware corporation, and the other parcel located in Las Vegas, Nevada, and owned by RDS individually; and

     WHEREAS, all real property parcels referred to herein are legally described and set forth on Exhibit A attached hereto and made a part hereof; and

     WHEREAS, the Parties have agreed that RDS shall indemnify C-CAR, Douglas Toyota, Inc., and Toyota West Sales and Service, Inc. (the "Indemnified Parties") for any and all liabilities associated with hazardous substances (as defined below) emanating from, or existing at, on or beneath the Properties as of the date of this Agreement; and

     WHEREAS, the Parties have agreed that RDS shall undertake full responsibility for remediation of all hazardous substances emanating from, or existing at, on or beneath the Properties to the extent necessary to receive approval for such remediation from appropriate Local, State and Federal agencies.

     NOW THEREFORE, in consideration of the foregoing promises and mutual representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

     I.  DEFINITIONS

     As used in this Agreement, the following terms have the following meanings:

     (A) "Property" or "Properties" means the parcels of real property described in Exhibit A hereto.
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     (B) "Environmental Regulation" means any federal, state or local law, ordinance, rule, regulation or requirement (including provisions of common law) relating to the environment or human health, or governing, regulating or pertaining to the generation, treatment, storage, handling, transportation, use or disposal of any Hazardous Substance whether now or hereafter enacted. The term "Environmental Regulation" includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. (S)(S) 9601-9675, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. (S)(S) 6901-6991, the Clean Water Act, 33 U.S.C. (S) 1251, et seq, the Clean Air Act, 42 U.S.C. (S)(S) 7401 et seq, the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"), 7 U.S.C. (S) 136 et seq, the Toxic Substances Control Act ("TSCA"), 15 U.S.C. (S)(S) 2601-2671, and any similar state or local law or regulation.

     (C) "Hazardous Substance" means (i) any substance or material defined in or governed by any Environmental Regulation as a dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance; (ii) any substance, the presence of which requires investigation, notification, reporting or remediation under any Environmental Regulation or under common law; (iii) any toxic, explosive, corrosive, flammable, radioactive, or other hazardous substance which is regulated by any Environmental Regulation; and (iv) urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.

     (D) "Losses" means any and all liabilities, claims, damages, judgments, penalties, attorneys' and expert fees, damages or expenses incurred by an Indemnified Party arising from the presence of any Hazardous Substance or under any Environmental Regulation, including without limitation (i) any and all costs associated with investigation or identification of Hazardous Substances on any Property; (ii) all costs of defending and settling such Indemnified Party's liability or potential liability with governmental agencies and third Parties;
(iii) all costs of remedial or corrective measures; and (iv) all other direct and consequential losses incurred by such Indemnified Party in connection therewith.

     (E) "Environmental Remediation" means all actions necessary to investigate and, if necessary, effectively remediate (including removal and proper disposal) all Hazardous Substances emanating from, or existing at, on or beneath any Property to such extent necessary to obtain a "no further action" letter from the Oil Inspection Section, Colorado Department of Labor ("OIS"), that is substantially similar to the model "no further action" letter attached as Exhibit B, or a similar letter from the appropriate officials in the State of Nevada.

     II.  INDEMNIFICATION AND REMEDIATION OBLIGATIONS

     (A) The indemnification as provided for and limited herein shall be deemed continuing for the benefit of the Indemnified Parties and their respective officers, directors, stockholders, affiliates and assignees, and shall survive any transfer of title to any Property (pursuant to sale, foreclosure or otherwise) or any transfer of ownership of the capital stock.

                                       2
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     (B) RDS hereby agrees to indemnify, release and hold harmless the
Indemnified Parties from Losses arising from the presence of any Hazardous Substances, emanating from, or existing at, on or beneath any Property, and from Losses resulting from the performance of the Environmental Remediation. Notwithstanding the foregoing, RDS has no obligation to provide indemnification for any Losses arising from the presence of Hazardous Substances on the Property which are demonstrated by RDS to have been caused by any of the Indemnified Parties subsequent to the date hereof.

     (C) On or before December 31, 1998, RDS shall (a) remove all underground storage tanks located on any of the Properties, and (b) undertake, at its sole cost and expense, an investigation of all Hazardous Substances in soil or groundwater located on, at, beneath or emanating from the Properties. If such investigation reveals the presence of Hazardous Substances on any Property, RDS at its sole cost and expense shall remediate such Hazardous Substances to such extent necessary to obtain a "no further action" letter from the Oil Inspection Section, Colorado Department of Labor, substantially similar to Exhibit B hereto, or a similar letter from the analogous agency in Nevada.

     (D) Notwithstanding anything in this Agreement or any other agreement between the Parties hereto to the contrary, the aggregate environmental liabilities for both indemnification of Losses and remediation arising from the Properties will not exceed one million dollars ($1,000,000).

     III.  ESCROWED FUNDS

     Within thirty (30) days of execution of this Agreement, RDS shall deposit $1,000,000 into an escrow account, as set forth in Paragraph 4(C) of the Stock Purchase Agreement, established with Land Title Guarantee Company, 3033 East First Avenue, Denver, Colorado 80217. The Indemnified Parties shall be entitled to withdraw from the escrow account, upon submitting a joint request with RDS, any amount for payment of Losses arising from the presence of any Hazardous Substances, emanating from, or existing at, on or beneath any Property, and from Losses resulting from the performance of any Environmental Remediation.

     RDS may not withdraw any remaining funds in the escrow account until such time as RDS conducts a site investigation of each Property and determines there are no Hazardous Substances emanating from or existing at, on or beneath the Property or, if Hazardous Substances are located at a particular Property, upon obtaining a "no further action letter," as described in Section II.C. above, from the appropriate governmental agency. After one year from the date of this Agreement, RDS may withdraw the remaining funds from the escrow account upon reaching such a resolution with regard to all of the Properties.

     VI.  MISCELLANEOUS

     (A) This Agreement shall supersede the environmental indemnifications contained in the Stock Purchase Agreement dated January 23, 1997, and the respective real estate purchase agreements for the parcels of real property in Colorado and Nevada of even date therewith.

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     (B) All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Colorado.

     (C) This Agreement contains the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in such other agreements.

     (D) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.

     (E) To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     (F) This Agreement shall be continuing, irrevocable and binding on the Parties and their respective heirs, successors and permitted assigns and shall inure to the benefit of the Indemnified Parties and their respective heirs, successors and permitted assigns.

     (G) Each Indemnified Party agrees to provide RDS and its contractors with access to those Properties leased by the Indemnified Party, upon reasonable notice, as may be reasonably necessary for RDS and its agents to investigate and remediate contamination on the Property.

     (H) All notices under this Agreement shall be given in writing and sent by certified mail, return receipt requested, postage prepaid, or by overnight courier. Delivery of such notices shall be deemed given three days after being sent by certified mail, return receipt requested, post prepaid, or one business day after being sent overnight courier. Notices will be sent to the Parties at the addresses set forth below:

     C-CAR:             1201 S. Taylor
                        Amarillo, Texas 79101

     RDS:               4380 E. Alameda Avenue
                        Glendale, Colorado 80222

     Douglas Toyota:    1650 W. 104th Avenue
                        Thornton, Colorado 80234

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     Toyota West Sales
     & Service:         2025 S. Decatur
                        Las Vegas, Nevada 89102

     (I) The signatories to this Agreement represent and warrant that they are duly authorized to sign this Agreement.

CROSS-CONTINENT AUTO RETAILERS, INC.



By:          /s/ Bill Gilliland
    ----------------------------------------
     Bill Gilliland, Chairman of the Board
          and Chief Executive Officer



             /s/ R. Douglas Spedding
--------------------------------------------
R. Douglas Spedding

DOUGLAS TOYOTA, INC.

By:         /s/ R. Douglas Spedding
    ----------------------------------------
         R. Douglas Spedding, President

TOYOTA WEST SALES AND SERVICE, INC.

By:         /s/ R. Douglas Spedding
    ----------------------------------------
         R. Douglas Spedding, President

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